AMENDMENT NO. 1 TO
                         LASER-PACIFIC MEDIA CORPORATION
              INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN (1997)



This Amendment No. 1 (this "Amendment") to Laser Pacific Media Corporation Incentive and Non-Qualified Stock Option Plan (1997) (the "Plan") is made as of July 19, 1999.

WHEREAS, the Board of Directors of Laser-Pacific Media Corporation, a Delaware corporation (the "Company") approved amending the Plan in April 1999, subject to the approval of the stockholders of the Company, to increase the aggregate number of shares that may be sold pursuant to options granted under the Plan by 500,000;

WHEREAS, the stockholders of the Company approved amending the Plan to increase the aggregate number of shares that may be sold pursuant to options granted under the Plan by 500,000 on July 16, 1999 at the annual meeting of the Company's stockholders ;

NOW, THEREFORE, the Plan is amended as follows:

     1. Amendment of Section 3.

Section 3 of the Plan is hereby amended by deleting Section 3 in its entirety and substituting in lieu thereof the following:

Subject to the provisions of Section 6 relating to adjustments upon changes in stock, the aggregate number of shares that may be sold pursuant to options granted under the Plan shall not exceed, in the aggregate, One Million (1,000,000) Company Shares. If any option granted under the Plan shall for any reason expire, be canceled, or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for issuance pursuant to the Plan.

IN WITNESS WHEREOF, the Company has executed this Amendment on this 19 day of July, 1999.


                                         LASER-PACIFIC MEDIA CORPORATION


                                        By:_________________________________
                                            Name:  James R. Parks
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer